EXECUTION COPY

Exhibit 4.1

Conformed Copy

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 8, 2007, between Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 5, 2002 (as amended, supplemented and otherwise modified by the First Supplemental Indenture dated as of March 19, 2003, by the Second Supplemental Indenture dated as of December 23, 2003, by the Third Supplemental Indenture dated as of December 7, 2004, and by the Fourth Supplemental Indenture dated as of September 30, 2005, the “Indenture”), providing for the issuance of 9% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes, excluding for such purpose any Notes owned by the Company and certain of its affiliates (the “Requisite Consents”), by entering into a supplemental indenture;

WHEREAS, the Company has solicited consents from Holders of the Notes to approve the proposed amendments to the Indenture set forth herein (the “Proposed Amendments”) upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated February 26, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent (which together constitute the “Offer”);

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Trustee; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, and a valid supplement to the Indenture, have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             DELETION OF CERTAIN PROVISIONS. Each of Sections 4.03 (Reports), 4.04 (Compliance Certificate), 4.05 (Payment of Taxes and Other Claims), 4.06 (Stay, Extension and Usury Laws), 4.07 (Restricted Payments), 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock), 4.10 (Asset Sales), 4.11 (Transactions with Affiliates), 4.12 (Limitation on Liens), 4.13 (Designation of Restricted and Unrestricted Subsidiaries), 4.14 (Corporate Existence), 4.15 (Offer to Repurchase Upon Change of Control), 4.16 (Anti-Layering) and 4.17 (Additional Subsidiary Guarantees) of the Indenture and clauses (d), (f), (g) and (h) of Section 6.01 of the Indenture is hereby deleted in its entirety and, in the case of each such section and clause, replaced with the phrase “Intentionally Omitted.”  All references to such sections or clauses shall also be deleted throughout the Indenture, and such sections, clauses and references thereto shall be of no further force or effect.

3.             AMENDMENT OF SECTION 5.01 OF THE INDENTURE.  Section 5.01 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 5.01.        Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions to, another Person, unless (i) either (A) the Company is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (any such Person, the “Successor Company”) and (ii) the Successor Company assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee.  In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this Section 5.01 shall not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of the Guarantors.”

4.             AMENDMENT OF SECTION 6.01(e) OF THE INDENTURE.  Section 6.01(e) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(e) the Company or any of its Restricted Subsidiaries fails to observe or perform any other covenant or other agreement in this Indenture for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class; provided, however, that this clause (e) shall not apply to any of the provisions of Sections 4.03, 4.04, 4.05, 4.06, 4.08, 4.11, 4.12, 4.13, 4.14, 4.16 and 4.17 hereof;”

5.             AMENDMENT OF SECTION 6.01(i) OF THE INDENTURE.  Section 6.01(i) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(i) the Company:

(i)      commences a voluntary case,

(ii)     consents to the entry of an order for relief against it in an involuntary case,

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)    makes a general assignment for the benefit of its creditors, or

(v)     generally is not paying its debts as they become due; or”

6.             AMENDMENT OF SECTION 6.01(j) OF THE INDENTURE.  Section 6.01(j) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)      is for relief against the Company in an involuntary case;

(ii)     appoints a custodian of the Company or for all or substantially all of the property of the Company; or

(iii)    orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.”

7.             AMENDMENT OF SECTION 11.05 OF THE INDENTURE.  Section 11.05 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 11.05.      Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.06, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person whether or not affiliated with such Guarantor unless the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under this Indenture, its Subsidiary Guarantee and, if the Exchange Offer has not been consummated or Special Interest remains due and owing, under the Registration Rights Agreement pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee and completes all other required documentation.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.”

8.             OTHER AMENDMENTS TO THE INDENTURE.  All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Sections 2, 3, 4, 5, 6 and 7 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2, 3, 4, 5, 6 and 7 of this Supplemental Indenture are hereby deleted.  All references, including, without limitation, references in Article 6 regarding Events of Default, in the Indenture to sections and clauses deleted by Sections 2, 3, 4, 5, 6 and 7 of this Supplemental Indenture shall also be deleted in their entirety.

9.             AMENDMENT TO THE NOTES.  The Notes include or refer to certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2, 3, 4, 5, 6 and 7 hereof. Such provisions or references in the Notes shall be deemed deleted or amended, as applicable, notwithstanding the form of any certificates representing the Notes.

10.           EFFECTIVENESS OF AMENDMENTS.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; provided, however, that the Proposed Amendments to the Indenture set forth in Sections 2, 3, 4, 5, 6, 7 and 8 of this Supplemental Indenture, and the amendment to the Notes set forth in Section 9 of this Supplemental Indenture, shall not become operative until all Notes validly tendered pursuant to the Offer shall have been accepted for purchase by the Company pursuant to the Offer.

11.           INTERPRETATION.  Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes.  In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified by this Supplemental Indenture, shall control.

12.           NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the

Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

13.           NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.           INDENTURE.  Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

15.           COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

16.           SEVERABILITY.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.           EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

18.           THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNATURES

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ J. Gordon Smith
Name: J. Gordon Smith
Title: Senior Vice President & CFO

THE BANK OF NEW YORK

By:	/s/ Carlos R. Luciano
Name: Carlos R. Luciano
Title: Vice President